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                                     EXHIBIT 11

                   COMPUTATION OF EARNINGS/(LOSS) PER COMMON SHARE
                 (Dollar amounts in millions except per share data)


Primary Earnings/(Loss) Per Share of Common Stock:
                                                                            May 7
                                                       Years ended         through
                                                      December 31,      December 31,
                                                    1995         1994       1993

Average common shares outstanding              45,120,120   43,243,497   37,157,672



Loss before extraordinary loss                   $    (32)    $    (92)    $   (108)

Primary loss per common share
  before extraordinary loss                          (.71)       (2.14)       (2.90)



Extraordinary loss, net of taxes                        -            -          (21)

Primary extraordinary loss per
  common share                                          -            -        (0.56)



Net loss available to common stockholders             (32)         (92)        (129)

Primary net loss per common share                    (.71)       (2.14)       (3.46)




Computation of earnings/(loss) per common share on a fully-diluted basis is omitted because the options and warrants have an antidilutive effect.

Information  for the period of January 1 through May 6, 1993 is omitted  because, as a result of the Restructuring and implementation of fresh start accounting, per share data is not meaningful.

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